                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    Form 8-A



                For Registration of Certain Classes of Securities
                     Pursuant to Section 12(b) or (g) of the
                         Securities Exchange Act of 1934


                           The Learning Company, Inc.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



Delaware                                     94-2562108
----------------------------------           -----------------------------------
(State of incorporation                      (IRS Employer
or organization)                             Identification No.)


                    One Athenaeum Street, Cambridge, MA 02142
--------------------------------------------------------------------------------
(Address of principal executive offices)     (Zip Code)

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box.

                                        /  /

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1993 pursuant to General Instruction A.(c)(2), please check the following box.

                                        /  /

        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

Title of each class                               Name of each exchange on which
to be so registered                               each class is to be registered

Common Stock                                      New York Stock Exchange


        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                                      None

Item 1:  Description of Registrant's Securities to be Registered.
         -------------------------------------------------------

         The Company's authorized capital stock consists of 120,000,001 shares of Common Stock, par value $.01 per share, 5,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock") and one share of special voting stock, par value $1.00 per share.

         Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to the rights of holders of outstanding Preferred Stock, if any, the holders of Common Stock are entitled to receive such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution, or winding up of the Company, holders of Common Stock have the right to a ratable portion of the assets remaining after payment of liabilities subject to any preferential payments required to be made to holders of outstanding Preferred Stock, if any. Holders of Common Stock do not have cumulative voting, preemptive, redemption or conversion rights. All outstanding shares of Common Stock are, and the shares to be sold in this offering will be, fully paid and nonassessable. The preferences and rights of holders of shares of Common Stock may become subject to those of holders of shares of any series of Preferred Stock which the Company may issue in the future.

Item 2:  Exhibits.
         --------

         The following exhibits are filed herewith (or incorporated by reference as indicated below):

         1. Restated Certificate of Incorporation of the Registrant, as amended, incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended July 6, 1996.

         2.   Bylaws of the Registrant, as amended, incorporated by reference to
              Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended July 6, 1996.

                                    SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



                                        THE LEARNING COMPANY, INC.


                                        By: /s/ R. Scott Murray
                                            ------------------------------------
                                                R. Scott Murray
                                                Chief Financial Officer



Date:  October 29, 1996